As filed with the Securities and Exchange Commission on July 1, 2015
 Registration Statement File No. 333-192343
Registration Statement File No. 333-192342
Registration Statement File No. 333-178068
Registration Statement File No. 333-170664
Registration Statement File No. 333-170661
Registration Statement File No. 333-161567
Registration Statement File No. 333-147176
Registration Statement File No. 333-147175
Registration Statement File No. 333-127861
Registration Statement File No. 333-116862
Registration Statement File No. 333-116860
Registration Statement File No. 333-113183
Registration Statement File No. 333-91660
Registration Statement File No. 333-81642
Registration Statement File No. 333-81640
Registration Statement File No. 333-81638
Registration Statement File No. 333-81636
Registration Statement File No. 333-81634

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-192343)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-192342)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-178068)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-170664)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-170661)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-161567)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-147176)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-147175)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-127861)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-116862)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-116860)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-113183)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-91660)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-81642)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-81640)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-81638)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-81636)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-81634)

TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MeadWestvaco Corporation
(Exact name of registrant as specified in its charter)

Delaware	31-1797999
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

MeadWestvaco Corporation
501 South 5th Street
Richmond, VA 23219
(804) 444-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Bargained Hourly Employees
MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Salaried and Non-Bargained Hourly Employees
MeadWestvaco Corporation 2005 Performance Incentive Plan, as Amended and Restated
MeadWestvaco Corporation 2005 Performance Incentive Plan
MeadWestvaco Corporation Restricted Stock Plan
MeadWestvaco Corporation Compensation Plan for Non-Employee Directors
Westvaco Corporation Employee Stock Ownership Plan for Hourly Paid Employees
Westvaco Corporation Employee Stock Ownership Plan for Salaried Employees
The Mead 401(k) Plan
The Mead Corporation 1996 Stock Option Plan
The Mead Corporation 1991 Stock Option Plan
Westvaco Corporation 1999 Salaried Employee Stock Incentive Plan
Westvaco Corporation 1995 Non-Employee Director Stock Incentive Plan
Westvaco Corporation 1995 Salaried Employee Stock Incentive Plan
Westvaco Corporation 1988 Stock Option and Stock Appreciation Rights Plan
Westvaco Corporation 1983 Stock Option and Stock Appreciation Rights Plan
The Mead Corporation Employees Stock Purchase Plan

John A. Luke, Jr
Chief Executive Officer
MeadWestvaco Corporation
501 South 5th Street
Richmond, VA 23219
(804) 444-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gregory E. Ostling, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

MeadWestvaco Corporation, a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all plan interests and any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.
Registration No. 333-192343, initially filed with the SEC on November 14, 2013, registering 750,000 shares of Common Stock issuable under the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Bargained Hourly Employees and an indeterminate amount of plan participation interests to be offered and sold pursuant to such plan;

ii.
Registration No. 333-192342, initially filed with the SEC on November 14, 2013, registering 1,500,000 shares of Common Stock issuable under the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Salaried and Non-Bargained Hourly Employees and an indeterminate amount of plan participation interests to be offered and sold pursuant to such plan;

iii.
Registration No. 333-178068, initially filed with the SEC on November 18, 2011, registering 8,125,000 shares of Common Stock issuable under the MeadWestvaco Corporation 2005 Performance Incentive Plan, as Amended and Restated;

iv.
Registration No. 333-170664, initially filed with the SEC on November 17, 2010, registering 1,200,000 shares of Common Stock issuable under the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Bargained Hourly Employees and an indeterminate amount of plan participation interests to be offered and sold pursuant to such plan;

v.
Registration No. 333-170661, initially filed with the SEC on November 17, 2010, registering 2,200,000 shares of Common Stock issuable under the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Salaried and Non-Bargained Hourly Employees and an indeterminate amount of plan participation interests to be offered and sold pursuant to such plan;

vi.
Registration No. 333-161567, initially filed with the SEC on August 26, 2009, registering 13,500,000 shares of Common Stock issuable under the MeadWestvaco Corporation 2005 Performance Incentive Plan, as Amended and Restated;

vii.
Registration No. 333-147176, initially filed with the SEC on November 6, 2007, registering 1,300,000 shares of Common Stock issuable under the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Bargained Hourly Employees, together with the associated preferred stock purchase rights, and an indeterminate amount of plan participation interests to be offered and sold pursuant to such plan;

viii.
Registration No. 333-147175, initially filed with the SEC on November 6, 2007, registering 2,200,000 shares of Common Stock issuable under the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Salaried and Non-Bargained Hourly Employees, together with the associated preferred stock purchase rights, and an indeterminate amount of plan participation interests to be offered and sold pursuant to such plan;

ix.
Registration No. 333-127861, initially filed with the SEC on August 26, 2005, registering 15,000,000 shares of Common Stock issuable under the MeadWestvaco Corporation 2005 Performance Incentive Plan, together with the associated preferred stock purchase rights;

x.
Registration No. 333-116862, initially filed with the SEC on June 25, 2004, registering 2,000,000 shares of Common Stock issuable under the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Salaried and Non-Bargained Hourly Employees, together with the associated preferred stock purchase rights, and an indeterminate amount of plan participation interests to be offered and sold pursuant to such plan;

xi.
Registration No. 333-116860, initially filed with the SEC on June 25, 2004, registering 1,500,000 shares of Common Stock issuable under the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Bargained Hourly Employees, together with the associated preferred stock purchase rights, and an indeterminate amount of plan participation interests to be offered and sold pursuant to such plan;

xii.
Registration No. 333-113183, initially filed with the SEC on March 1, 2004, registering 637,550 shares of Common Stock issuable under the MeadWestvaco Corporation Restricted Stock Plan, together with the associated preferred stock purchase rights;

xiii.
Registration No. 333-91660, initially filed with the SEC on July 1, 2002, registering 500,000 shares of Common Stock issuable under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors, together with the associated preferred stock purchase rights;

xiv.
Registration No. 333-81642, initially filed with the SEC on January 29, 2002, registering 1,000,000 shares of Common Stock issuable under the Westvaco Corporation Employee Stock Ownership Plan for Hourly Paid Employees, together with the associated preferred stock purchase rights, and an indeterminate amount of plan interests to be offered and sold pursuant to such plan;

xv.
Registration No. 333-81640, initially filed with the SEC on January 29, 2002, registering 2,500,000 shares of Common Stock issuable under The Mead 401(k) Plan, together with the associated preferred stock purchase rights, and an indeterminate amount of plan interests to be offered and sold pursuant to such plan;

xvi.
Registration No. 333-81638, initially filed with the SEC on January 29, 2002, registering an aggregate of 23,213,117 shares of Common Stock issuable under The Mead Corporation 1991 Stock Option Plan, The Mead Corporation 1996 Stock Option Plan, the Westvaco Corporation 1983 Stock Option and Stock Appreciation Rights Plan, the Westvaco Corporation 1988 Stock Option and Stock Appreciation Rights Plan, the Westvaco Corporation 1995 Salaried Employee Stock Incentive Plan, the Westvaco Corporation 1995 Non-Employee Director Stock Incentive Plan and the Westvaco Corporation 1999 Salaried Employee Stock Incentive Plan, together with the associated preferred stock purchase rights;

xvii.
Registration No. 333-81636, initially filed with the SEC on January 29, 2002, registering 1,500,000 shares of Common Stock issuable under the Westvaco Corporation Employee Stock Ownership Plan for Salaried Employees, together with the associated preferred stock purchase rights, and an indeterminate amount of plan interests to be offered and sold pursuant to such plan; and

xviii.
Registration No. 333-81634, initially filed with the SEC on January 29, 2002, registering 250,000 shares of Common Stock issuable under The Mead Corporation Employees Stock Purchase Plan, together with the associated preferred stock purchase rights.

On July 1, 2015, pursuant to that certain Second Amended and Restated Business Combination Agreement, dated as of April 17, 2015 and amended as of May 5, 2015, by and among the Registrant, WestRock Company (formerly known as Rome-Milan Holdings, Inc.), a Delaware corporation (“WestRock”), Rock-Tenn Company, a Georgia corporation, Rome Merger Sub, Inc., a Georgia corporation and wholly owned subsidiary of WestRock, and Milan Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of WestRock (“MWV Merger Sub”), MWV Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of WestRock (the “Merger”).

As a result of the Merger, the Registrant terminated all offers and sales of its plan interests and Common Stock registered pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all plan interests and any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia, on July 1, 2015.

MEADWESTVACO CORPORATION

By:	/s/ John A. Luke, Jr.
John A. Luke, Jr.
Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.